Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of CASI Pharmaceuticals, Inc. on Forms S-8 (File Nos. 333-68048, 333-188042, 333-101617 and 333-222043) and Forms S-3 (File Nos. 333-80193, 333-84907, 333-76824, 333-104380, 333-110604, 333-122309, 333-133190, 333-132715, 333-151542, 333-167754, 333-182803, 333-200927, 333-214889, 333-222046, and 333-222701) of our report, dated March 29, 2018 on our audits of the consolidated financial statements of CASI Pharmaceuticals, Inc., as of December 31, 2017 and 2016 and for the years then ended, included in this Annual Report on Form 10-K of CASI Pharmaceuticals, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP

Roseland, New Jersey
March 29, 2018